Z3 LLC
300 Galleria Officentre . Suite 112 Southfield,Ml 48034
T: (248) 864-4886                                F: (248) 864-4887

REVISED AGREEMENT

August 10,2016

Koo'Toor Design, Inc.
Ruben Gonzales, CEO
113 Grove Street
Roseville, Ca 95678

Dear Ruben,

In connection with the original agreement dated May 4, 2016, Z3, LLC has amended or revised this agreement to replace the previously agreement, and Z3, LLC grants Koo’Toor Design, Inc. the rights to Northern and Southern California with the Calvin Klein Curator Collection based on the following:

1)	All of Koo’Toor Design stores must include a significant presentation of the Curator Collection by Calvin Klein Furniture.

2)
Koo’Toor Design agrees to open a minimum of two Norther California and two Southern California stores over a 12-month period following the opening date of the first store.  These stores must include a significant presentation of the Curator Collection. All categories of the Curator Collection must be represented in these stores – bedroom, dining room, upholstery, occasional, accents and all other Calvin Klein Home product.

3)
The parties all agree that the target sales for all four locations, inclusive of the two Northern California stores and the two Southern California store, combined, are targeted to generate a minimum of $750,000 of wholesale Calvin Klein Curator Collection sales during the first twelve months from the opening date of the first store. If for any reason the combined sales of the four locations are less than $750,000, all parties agree to work together to reach that minimum goal during the next 12 months and/or lower the expected $750,000 minimum in order to reach a more realistic sales goal as part of maintaining the rights to the Curator Collection.

4)
Z3, LLC and Koo’Toor Design Management will review the status of the first four store’s Curator Collection sales at the end of the twelve months in order to provide additional planning and support where required. The contract will automatically renew each 12 months thereafter, for a period fo 5 years as part of the rights to sell the Curator Collection with Calvin Klein.

5)	Name on outside signage would be displayed as follows:

Koo'Toor Design

featuring

/s/Michael Foster	/s/ Ruben Gonzales
Michael Foster – President, CEO	Ruben Gonzales – General Manager
Z3 Limited LLC Calvin Klein Furniture	Koo’Toor Design Inc.